UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2006

PACIFICHEALTH LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23495	22-3367588
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

100 Matawan Road, Suite 420, Matawan, NJ	07747-3913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 739-2900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS;
          COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 13, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PacificHealth Laboratories, Inc. (the “Company”) recommended, and the Board approved, the following actions with respect to the compensation of the Company’s current named executive officers:

Name	Title	2007 Base Salary (1)	Option Awards (2)
Robert Portman	Chairman, President, CEO, Chief Scientific Officer and Director	$295,000	275,000
Stephen Kuchen	CFO, COO and Director	$150,000	50,000

(1) All salary increases will be effective as of January 1, 2007.
(2) Represents the number of shares of common stock of the Company underlying the option award. All of the options have an exercise price of $1.13 per share, the closing price, on the date of the grant, of the Company’s common stock, par value $.0025 per share (the “Common Stock”), on the Over-the-Counter Bulletin Board. The stock option award to Robert Portman is not part of, or issued under, any stock option plan, but the terms and conditions of such award are similar to those set forth in the Company’s 2000 Incentive Stock Option Plan. The Option Certificate granting the options to Robert Portman is filed as Exhibit 10.1 hereto. The stock option award to Stephen Kuchen was granted under the Company’s 1995 Incentive Stock Option Plan. The Option Certificate granting the options to Stephen Kuchen is filed as Exhibit 10.2 hereto. Each of the options vests over a three-year period in equal, annual installments beginning on December 13, 2007.

On the same date, the Committee recommended, and the Board approved, the entry by the Company into an employment agreement (the “Employment Agreement”) with Dr. Robert Portman, effective January 1, 2007. Under the Employment Agreement, Dr. Portman will receive a salary of $295,000 per year as well as a car allowance in the amount of $975 per month. In addition, Dr. Portman will be entitled to an annual bonus not to exceed 100% of his base salary, the eligibility for and amount of which shall be based upon attainment of milestones by the Company and/or Dr. Portman to be agreed upon by Dr. Portman and the Committee. The Employment Agreement will provide that any stock options granted to Dr. Portman, to the extent not already vested, will vest if Dr. Portman's employment is terminated by the Company without cause or by Dr. Portman with cause. The term on the Employment Agreement will terminate on December 31, 2008 unless terminated earlier by either Dr. Portman or the Company. Dr. Portman will have the right to terminate the Employment Agreement without cause on thirty days’ prior written notice, or with cause (as defined in the Employment Agreement). The Company will have the right to terminate the Employment Agreement for cause (as defined in the Employment Agreement). In addition, if Dr. Portman's employment is terminated for any reason whatsoever (except by the Company with cause), Dr. Portman will be entitled to receive a lump sum payment of an amount equal to the base salary which would have been paid during the period beginning on the date of termination of employment and ending on the earlier of (1) the scheduled termination date or (2) the first anniversary date of the termination date. Upon Dr. Portman's termination for any reason, including his voluntary termination, Dr. Portman will not be bound by any non-competition agreement unless the Company continues to pay his salary, in which case he will be subject to a one-year non-competition agreement.

In the event of a Change in Control, as defined below, Dr. Portman will be entitled to be paid, as additional compensation, a lump sum equal to his annual base salary in effect immediately prior to the Change in Control, payable at closing or completion of the Change in Control, or otherwise as required under Section 409A of the Internal Revenue Code, and at such time all of his unvested options will vest. A “Change in Control” shall mean any Sale of the Company, as defined below, or the acquisition of beneficial ownership, by any stockholder or group of stockholders, not including stockholders who are the Company’s officers or directors on the date of the Employment Agreement or any affiliate of such officer or director, of shares of the Company’s capital stock entitled to cast at least 50% of all votes which may be cast in the election of the Company’s directors. “Sale of the Company” shall mean (1) any merger or consolidation involving the Company if the stockholders of the Company prior to the merger hold less than 50% of the shares of the combined entity after the merger, or (2) the transfer or sale of all or substantially all of the assets of the Company.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Option Certificate for grant to Robert Portman.
10.2	Option Certificate for grant to Stephen Kuchen under the PacificHealth Laboratories, Inc. 1995 Incentive Stock Option Plan.
10.3	Summary of Compensation for Executive Officers of PacificHealth Laboratories, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICHEALTH LABORATORIES, INC.

Date: December 19, 2006	By:	/s/ Stephen P. Kuchen
Stephen P. Kuchen Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Option Certificate for grant to Robert Portman.
10.2	Option Certificate for grant to Stephen Kuchen under the PacificHealth Laboratories, Inc. 1995 Incentive Stock Option Plan.
10.3	Summary of Compensation for Executive Officers of PacificHealth Laboratories, Inc.